Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
ir@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Announces Date of First Quarter 2010

Earnings Release, Conference Call and Webcast

OAK BROOK, IL (April 7, 2010) – Inland Real Estate Corporation (NYSE: IRC) today announced that it will release its first quarter financial and operational results on Tuesday, May 4, 2010, prior to 8:30 a.m. CT (9:30 a.m. ET), before trading opens on the New York Stock Exchange (NYSE).  The Company’s earnings press release and supplemental financial information will be posted in the investor relations section of the Company’s website at http://www.inlandrealestate.com.

The Company will host a conference call to discuss the results at 2:00 p.m. CT (3:00 p.m. ET) that same day. The live conference call can be accessed by dialing 1-800-860-2442 for U.S. callers, 1-866-605-3852 for Canadian callers, or 1-412-858-4600 for other international callers, and online at http://www.inlandrealestate.com.

A telephonic replay of the conference call will be available beginning at approximately 4:00 p.m. CT (5:00 p.m. ET) on May 4, 2010, until 8:00 a.m. CT (9:00 a.m. ET) on May 18, 2010, by dialing

1-877-344-7529 or 1-412-317-0088 for international callers, and entering the conference passcode: 439509#.  An online playback of the webcast will be archived for one year in the investor relations section of the Company’s website.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 139 open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically the Form 10K for the year ended December 31, 2009 for a more complete discussion of these risks and uncertainties. Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.